Exhibit 10.2

FIRST AMENDMENT

TO FRESHREALM, LLC

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY AGREEMENT

This First Amendment (the "First Amendment") to the Sixth Amended and Restated Limited Liability Agreement of FreshReaim, LLC (the "Agreement'') is made and entered into as of July 31, 2018 (the "First Amendment Effective Date"), by and between FreshReaim, LLC, a Delaware limited liability company (the "Company") and the members holding membership units therein, stated below (the "Approving Members" and with the Company, the "Parties").

WHEREAS, concurrent with a separately agreed upon offering of an equal number of Units to additional parties, the Company is conducting an offering of 77,812 Units to Calavo, at a price of $44.98 per Unit, that is expected to close no later than the date hereof (the "2018 Offering");

WHEREAS, in connection with the 2018 Offering, the Parties have agreed to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, intending to be legally bound hereby, the Parties agree as follows:

1.          Amendments. The Agreement shall be amended as set forth below. Capitalized terms that are used but not defined herein shall have the meaning assigned to them in the Agreement.

1.1        Article I Definitions.  Article I of the Agreement shall be amended as follows:

1.1.1       The defined term "2018 Offering" shall be added and has the meaning set forth above.

1.1.2       The defined term "2018 Increase" shall be added and has the meaning set forth herein.

1.1.3       The defined term "2018 Investment" shall be added and means the amount paid for Units purchased in the 2018 Offering.

1.1.4       The defined term "2018 Option Investor" shall be added and means a purchaser of Units in the 2018 Offering who made the election to have Net Loss allocated in accordance with the last sentence of Section 6.3(c).

1.2        Allocations of Net  Income and Net Loss.  A new Section 6.3(c) shall be added to the Agreement, as follows:

"No Net Loss shall be allocated to 2018 Option Investors, from and after the closing of the 2018 Offering, with respect to the amount that their Capital Accounts are increased by their 2018 Investment (in each case, the "2018 Increase") until such time as the earliest of the following occurs: (i) the Capital Accounts of all of the other Members, including the 2016 and 2017 Option Investors and their 2016 and 2017 Increases, are reduced to zero (and the portion of the 2018 Option Investors' Capital Accounts that are not the 2018 Increase amount are also so reduced), (ii) a Sale of the Company, or (iii) a dissolution of the Company."

2.            Defined Terms; Interpretation.  All capitalized terms used but not defined in this First Amendment shall have the meanings ascribed to them in the Agreement. In the event of any conflict between the provisions of the Agreement and the provisions of this First Amendment, the provisions of this First Amendment shall control.

3.            Ratification and Reaffirmation of the Original Agreement.  Except as expressly amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

4.            Counterparts.  This First Amendment may be executed in any number of counterparts (including any facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the date first set forth above.

FRESHREALM, LLC

By:	Michael Lippold
Its:	CEO

APPROVING MEMBERS

Calavo Growers, Inc.

By:	Lecil Cole
Its:	CEO

Impermanence, LLC

By:	Michael Lippold
Its:	Managing Member

Peter Hajas, individually

Michael Lippold, individually

Kenneth Catchot, individually